Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

Media Contact: Andrew Samuel

717.724.2800

TOWER BANCORP, INC. JOINS RUSSELL 3000 INDEX

June 29, 2009 HARRISBURG, PA- Andrew Samuel, president and CEO of Tower Bancorp, Inc. (NASDAQ: TOBC) announced that the company joined the broad-market Russell 3000® Index on June 26, 2009, when Russell Investments reconstituted its comprehensive set of U.S. and global equity indexes.

"We are very pleased that Tower Bancorp, Inc. was added to the Russell 3000 Index," said Samuel. "Our inclusion in this broad-market index will help further increase our visibility to investors and is a clear validation of our solid business growth and company mission."

The Russell 3000 Index measures the performance of the 3,000 largest U.S. companies based on total market capitalization. Membership in the Russell 3000, which remains in place for one year, means automatic inclusion in the large-cap Russell 1000® Index or small-cap Russell 2000® Index as well as the appropriate growth and value style indexes. Russell determines membership for its equity indexes primarily by objective, market-capitalization rankings and style attributes.

Russell Indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies. An industry-leading $4 trillion in assets currently are benchmarked to them.

About Tower Bancorp, Inc.

Established to provide the communities it serves with local banking decision-making, Tower Bancorp, Inc. is the parent company of Graystone Tower Bank, a full-service community bank operating 25 branch offices in central Pennsylvania and Maryland through two divisions including 9 Graystone Bank division offices serving six counties and 16 Tower Bank division offices serving three counties. With total assets of approximately $1.2 billion, the company's unparalleled competitive advantage is its 300 employees and a strong corporate culture paired with a clear vision that has provided customers with uncompromising services and individualized solutions to every financial need. More information about Tower and its divisions can be found on the internet at www.yourtowerbank.com, www.graystonebank.com and www.towerbancorp.com.

Safe Harbor for Forward-Looking Statements

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of the company's business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations, including industry consolidation and development of competing financial products and services; interest rate movements; changes in credit quality; inability to achieve merger-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in Tower Bancorp, Inc.'s filings with the Securities and Exchange Commission (SEC).

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